Exhibit 10.2
Portions of this exhibit were omitted and filed separately with the Secretary of the Securities and Exchange Commission (the “Commission”) pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.
AMENDMENT No. 1
TO
TRANSCRIPTION SERVICES SUBCONTRACTING AGREEMENT
     This Amendment No. 1 (“Amendment”) is entered into by and between MedQuist Transcriptions, Ltd. (“MedQuist”) and CBay Systems & Services, Inc. (“CBay”). The effective date of this Amendment (“Amendment No. 1 Effective Date”) shall be the date of mutual execution by the parties below.
BACKGROUND
     WHEREAS, MedQuist and CBay entered into a Transcription Services Subcontracting Agreement effective as of March 31, 2009, (hereinafter the “Agreement”); and
     WHEREAS, the parties desire to amend the terms of the Agreement as set forth in this Amendment.
     NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed and covenanted by and between the parties, as follows:
1.	Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

2.	“Client Facility” as defined in Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:
“Client Facility means the departments and facilities of the CBay customer that originates dictation and work types pursuant to an agreement between the CBay customer and CBay.”
3.	The following definition for “Line” shall be added to Section 1.1 of the Agreement as follows:
“Line shall mean *******
4.	Section 2.1 of the Agreement shall be deleted in its entirety and replaced with the following:
Section 2.1 Services. MedQuist shall provide medical transcription, editing

*******	— Material has been omitted and filed separately with the Comission.

and related services to CBay, through MedQuist’s use of medical transcription and editing labor located within the United States, as set forth in this Agreement (the “Services”). For the purpose of providing the Services, voice and/or data files will be securely imported into MedQuist’s DocQment Enterprise Platform (“DEP”) for processing by MedQuist. MedQuist shall comply with each Customer Contractual Service Level Agreement specific to a Client Facility covered under this Agreement. In those circumstances under this Agreement where CBay fully subcontracts all of CBay’s operational performance obligations pursuant to a Customer Contractual Service Level Agreement, MedQuist shall assume full responsibility for the account management, customer service, implementation services and technical support. In those circumstances under this Agreement where CBay does not fully subcontract all of CBay’s operational performance obligations pursuant to a Customer Contractual Service Level Agreement, MedQuist shall send to CBay all transcription and/or editing and related data upon completion in a mutually agreed upon format. Notwithstanding the foregoing, CBay agrees and acknowledges that, with respect to any Client Facility that MedQuist refers to CBay for the provision of Services under this Agreement, MedQuist shall have the right to end the provision of Services for such Client Facility under this Agreement and enter into a separate, direct agreement between such Client Facility and MedQuist.
     a) Additional Costs. If CBay requests a material change in a specific Client Facility’s scope of the Services provided by MedQuist (*******), and MedQuist informs CBay that such changes would increase MedQuist’s production costs over the costs that would be incurred if there were no material change in such specific Client Facility’s scope of Services provided by MedQuist, then, in any such case, the expected additional costs, as specified in a new increased cost per line rate for such Client Facility, shall have to be identified and agreed to by CBay before MedQuist begins performance of the Services incorporating the requested changes for such specific Client Facility. If CBay agrees to the additional production costs resulting from the changes requested by MedQuist, as specified in a new increased cost per line rate, CBay shall thereafter pay MedQuist the increased per line rate for such specific Client Facility. If CBay does not agree to the additional production costs resulting from the changes requested by CBay, as reflected in a specified increased cost per line rate, MedQuist will not perform the requested changes and the per line rate for such specific Client Facility will remain constant. The parties shall work in good faith to minimize the amount of any cost increases resulting from material changes in the scope of the Services requested by CBay.
5.	Sections 3.1 and 3.2 of the Agreement shall be deleted in their entirety and replaced with the following:
Section 3.1 Fees to be paid to MedQuist by CBay when CBay fully subcontracts all of CBay’s operational performance obligations to MedQuist pursuant to a Customer Contractual Service Level Agreement.
     a) For any Customer Service Level Agreement pursuant to which CBay subcontracts all of CBay’s operational performance obligations to MedQuist, CBay shall pay MedQuist ninety-eight percent (98%) of the net monthly fees invoiced by CBay to such Client Facility pursuant to the applicable Customer Contractual Service Level Agreement for Services provided by MedQuist. The calculation shall be based on the gross amount due to CBay after subtraction of (a) CBay’s payment or credit of any group purchasing organization fees or administrative fees, and (b) contractual service-related penalties required under an applicable Customer Contractual Service Level Agreement.
     b) MedQuist shall provide CBay with the billing data necessary for CBay to generate an invoice for the work performed by MedQuist to a Client Facility under this Agreement. CBay will in turn generate an invoice to Client Facility consistent with the billing data from MedQuist within three (3) calendar days of receipt of the billing data from MedQuist. A Client Facility’s payment to CBay for an applicable invoice is a condition present to CBay’s payment obligation to MedQuist for the work performed by MedQuist to such Client Facility as covered by the applicable invoice. CBay will make payment to MedQuist within fifteen (15) days of receipt of payment by the Client Facility.
     c) In those circumstances under this Agreement where CBay fully subcontracts all of CBay’s operational performance obligations pursuant to a Customer Contractual Service Level Agreement, CBay shall be responsible for invoicing, collections and dispute resolution with respect to a Client Facility. MedQuist agrees that it shall provide CBay with all billing data necessary for the preparation of invoices and with reasonable assistance and cooperation with invoicing, collections and dispute resolution efforts.
     d) All Client Facility accounts that are covered by this Section 3.1 shall be managed by MedQuist.
Section 3.2 Fees to be paid MedQuist when CBay does not fully subcontract all of CBay’s operational performance obligations pursuant to a Customer Contractual Service Level Agreement.
     a) CBay shall pay MedQuist (i) any implementation costs plus 15% incurred by MedQuist to set up the Services under any such Customer Contractual Service Level Agreement and (ii) the rate mutually agreed upon by the Parties set forth in an Order Form for the Services provided by MedQuist. The Parties agree and acknowledge that MedQuist shall have the right to utilize automated speech recognition (ASR) to perform its obligations under this Section 3.2 unless expressly prohibited on the Order Form.
     b) MedQuist shall invoice CBay monthly for such Services and payment is due within thirty (30) days after the date of receipt of the invoice. Payment shall be by either check, ACH debit or wire transfer only to MedQuist. MedQuist reserves the right to charge interest at the lesser of one and one half percent (1 1/2%) per month or the maximum allowable rate under applicable law on any overdue amounts until paid in full. In addition, if payment is not received in full when due, upon ten (10) days prior written notice from MedQuist to CBay, MedQuist may suspend provision of Services until such time as payment is received.
     c) All customer accounts that are covered by this Section 3.2 shall be managed by CBay.
6.	Exhibit 2 attached to this Amendment No.1 shall be added to the Agreement as if originally attached and set forth in the Agreement.

7.	The Order Form referenced in Section 2.2 of the Agreement and therein attached as Exhibit 1 shall be deleted in its entirety and replaced with the amended Order Form attached to this Amendment No.1 as Exhibit 1.

8.	Except as modified by this Amendment, the Agreement shall remain in full force and effect unmodified. To the extent the terms of the Agreement are inconsistent with the terms of this Amendment, the terms of this Amendment shall control.
     IN WITNESS WHEREOF, Company and Supplier have executed this Amendment as of the dates set forth below by their duly authorized representatives.

CBAY SYSTEMS & SERVICES, INC.		MEDQUIST TRANSCRIPTIONS, LTD.

BY:	/s/ Clyde Swager	BY:	/s/ Peter Masanotti

NAME:	Clyde Swager	NAME:	Peter Masanotti

TITLE:	CFO	TITLE:	President & CEO

DATE:	7/26/2010	DATE:	7/26/2010

EXHIBIT 1
ORDER FORM
The following Order Form is issued pursuant to the terms of Section 2.2 in the Transcription Services Subcontracting Agreement (the “Agreement”) executed by and between CBAY SYSTEMS & SERVICES, INC. (“CBay”) and MEDQUIST TRANSCRIPTIONS, LTD. (“MedQuist”). The effective date of this Order Form shall be the date of mutual execution by the parties below. All terms and conditions of the Agreement shall apply to this Order Form unless expressly stated otherwise. Capitalized terms not otherwise defined in this Order Form shall have the meanings given to them in the Agreement.
Client Facility Name:
Physical Address:
Billing Address:
Contact Person:
Phone Number:
Fax Number:
Account Number:
Commencement Date: The date that is the earlier of the first of the month or the sixteenth of the month following the date on which this Order Form is fully executed by the parties. MedQuist shall not be obligated to commence or continue services hereunder until this fully executed Order Form is received by MedQuist.
Term: The term of this Order Form shall begin on the Commencement Date and continue until the termination or expiration of the contractual relationship between CBay and customer, unless earlier terminated in accordance with the Transcription Services Subcontracting Agreement.
Services Description and Fees (please check as appropriate below):
_____	For any Customer Service Level Agreement pursuant to which CBay subcontracts all of CBay’s operational performance obligations to MedQuist. Services description and Client Fees shall be as described in the attached Customer Contractual Service Level Agreement, contract, agreement, or additional documents between CBay and customer with payment to MedQuist as set forth in Section 3.1 of the Agreement.

_____	For any Customer Service Level Agreement pursuant to which CBay subcontracts a portion of its service obligations to MedQuist, but for which CBay retains responsibility for the account management, customer service, implementation services and technical support. Services description shall be as described in the attached Customer Contractual Service Level Agreement. The fees paid to MedQuist shall be $_____ per Line for transcription/editing and $_____ per Line for STAT jobs in accordance with Section 3.2 of the Agreement. Such fees shall be increased at the rate of _____% annually on the anniversary of the Commencement Date.

CBAY SYSTEMS & SERVICES, INC.	MEDQUIST TRANSCRIPTIONS, LTD.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT 2
ASCII CHARACTERS